ALLSTATE FINANCIAL CORPORATION
                              2700 S. Quincy Street
                            Arlington, Virginia 22206
                                  703-931-2274



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be Held on May 11, 1999



    The Annual Meeting of Shareholders of Allstate Financial Corporation will be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204, on May 11, 1999, at 11:00 a.m., for the following purposes:

         1. To elect seven directors for a term of one year or until their successors have been elected and qualified.

     2. To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.




     Shareholders of record of the Company as of the close of business on March 22, 1999 are entitled to notice of and to vote at, the Annual Meeting or any adjournment thereof.


                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     David W. Campbell
                                     Chairman

Arlington, Virginia

April 15, 1999





            YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPERESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                         ALLSTATE FINANCIAL CORPORATION




                                 PROXY STATEMENT



                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 11, 1999

      The enclosed proxy is solicited by the Board of Directors of Allstate Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 on May 11, 1999, and at any adjournment thereof (the "Annual Meeting"). This proxy is first being sent to shareholders on April 15, 1999.

         At the Annual Meeting, shareholders will be asked to consider and vote upon one proposal: the election of seven directors to serve for a term of one year or until their successors have been elected and qualified (the "Proposal").

         In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, telegraph or in person. None of these persons will receive additional compensation for such solicitation but will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                                VOTING OF PROXIES


         Each holder of the Company's common stock of record as of the close of business on the record date, March 22, 1999, is entitled to vote in person or by proxy on all matters to be voted upon at the Annual Meeting. As of the record date, the Company had 2,324,216 shares of common stock outstanding, each of which shares is entitled to one vote.

         If a proxy in the accompanying form is properly executed and returned to the Company in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that authority to vote is withheld, proxies will be voted FOR the Proposal and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.

         Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof, delivered to Allstate Financial Corporation, 2700 South Quincy Street, Arlington, Virginia 22206; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

         Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of shareholders representing, either in person or by proxy, a majority of the outstanding common stock entitled to vote at the meeting. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors. Under rules of the New York Stock Exchange applicable to broker-dealers, the election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 22, 1999, the amount of common stock of the Company beneficially owned by: (i) each person known to the Company to be the beneficial owner of more than 5% of the aggregate shares of the Company's outstanding common stock, (ii) each director of the Company, (iii) each of the named executive officers in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

                                                       Common Shares
                                                       Beneficially   Percent of
      Name and Address                                  Owned(l)(2)     Class
      --------------------------------------------------------------------------
      Timothy G. Ewing (3)(4)
      Managing Partner
      Value Partners, Ltd.
      4514 Cole Avenue, Suite 808
      Dallas, Texas 75201                               1,314,060         44.2%

      Tweedy, Browne Company L.L.C.
      52 Vanderbilt Avenue
      New York, NY  10017                                 165,100          7.1%

      C. C. Partners Ltd. (5)
      P. O. Box 832
      Shelter Island Heights
      New York, N.Y. 11965                                163,177          7.0%

      Franklin Resources, Inc. (6)
      777 Mariners Island Blvd.
      San Mateo, CA 94403-7777                            132,000          5.7%


                                                  Directors:

      C. Scott Bartlett, Jr. (7)                           9,495           0.4%
      David W. Campbell (8)                               30,000           1.3%
      Charles G. Johnson                                  60,000           2.6%
      Steven W. Lefkowitz                                 10,000           0.4%
      Edward A. McNally                                   23,000           1.0%
      William H. Savage (9)                               59,384           2.5%
      Lindsay B. Trittipoe                                83,289           3.6%

                                   Executive Officers who are not Directors:
      C. Fred Jackson (10)                                20,133           0.9%
      Peter Matthy                                        19,333           0.9%
      Lawrence M. Winkler                                 13,358           0.6%
      Wade Hotsenpiller                                   12,000           0.5%
      For all Executive Officers and                     339,992          14.6%
      Directors as a group (11 persons)

                        (See footnotes on following page)

(1) Based on filings or other information furnished by the respective individuals or entities. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of March 22, 1999 pursuant to the exercise of outstanding stock options or convertible notes. Shares of common stock owned by such person or group are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group, but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group. The amounts set forth in the table include shares which may be received upon the exercise of stock options within 60 days of March 22, 1999 as follows: Mr. Bartlett, 9,000 shares; Mr. Campbell, 11,000 shares; Mr. Johnson, 60,000 shares; Mr. Lefkowitz, 10,000 shares; Mr. McNally, 22,000 shares; Mr. Savage, 22,000 shares; Mr. Trittipoe, 12,000 shares; Mr. Jackson, 15,000 shares; Mr. Matthy, 13,333 shares; Mr. Winkler, 13,333 shares; Mr. Hostenpiller, 10,000 shares; and all directors and officers as a group, 197,666 shares.


(3) Ewing & Partners, a Texas general partnership, is the general partner of Value Partners. Timothy G. Ewing is the general partner and the Managing Partner of Ewing & Partners. In addition, Ewing Asset Management, L.L.C., a Texas limited liability company ("EAM"), holds a 1% general partnership interest in Ewing & Partners. Mr. Ewing is the Manager and 100% owner of EAM. The principal place of business for Ewing & Partners, EAM, and Mr. Ewing is the same as for Value Partners.

(4) Value Partners owns $4,197,000 of Allstate's Convertible Subordinated Notes due September 30, 2003 ("the Notes"), which are currently convertible into 645,692 shares of common stock and are included in the table. Excluding such shares, Value Partners owns 668,368 shares or 28.8% of the issued and outstanding common stock.


(5) Includes 5,000 shares held of record by Raffles Associates, L.P., a Delaware limited partnership ("Raffles"), and 19,077 shares which may be acquired by C.C. Partners, a Texas limited partnership, upon the conversion of its Notes. Paul O'Leary is an investment manager of C.C. Partners (having discretionary authority both individually and together with R. Cromwell Coulson) and the sole general partner of Raffles. The business address of Raffles is One Penn Plaza, Suite 4720, New York, New York 10119.

(6) The shares are beneficially owned by one or more investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"), including Franklin Advisory Services, Inc. located at One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024 (the "Adviser Subsidiary"). Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of FRI and, together with FRI, may be deemed to beneficially own the shares held by persons and entities advised by the Adviser Subsidiary.


(7) Mr. Bartlett owns $1,000 of Notes, which are currently convertible into 153 shares of common stock.

(8) Includes 10,000 shares, which are owned jointly with Mr. Campbell's spouse.

(9) Mr. Savage owns $100,000 of Notes, which are currently convertible into 15,384 shares of` common stock. Also includes 1,000 shares which are owned by Mr. Savage's spouse.

(10) Mr. Jackson owns $1,000 of the Company's convertible subordinated notes due September 30, 2000, which are convertible into 133 shares of common stock.

                    INFORMATION WITH RESPECT TO NOMINEES FOR
                        DIRECTORS AND EXECUTIVE OFFICERS


Election Of Directors

         The Company's Articles of Incorporation provide that the number of directors shall be ten or such lesser number, as the Board of Directors shall fix. The Board of Directors has fixed that number at seven for purposes of the Annual Meeting. There is only one class of directors, and all the current Directors will be candidates for election at the Annual Meeting.

         Directors of the Company are elected to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified.

         Messrs. Bartlett, Campbell, McNally, Savage and Trittipoe were elected at the 1998 annual meeting through a proxy contest conducted by the Allstate Financial Corporation Independent Shareholders/Directors Committee (the
"Shareholders/Directors   Committee")  and  financed  by  Value  Partners,  Ltd.
Following the 1998 annual meeting, the committee was dissolved and Value Partners was reimbursed for its expenses. See - "Certain Transactions". Mr. Lefkowitz was appointed to the Board in June 1998 pursuant to the right of Scoggin Capital Management, LP, formerly a major holder of the Company's convertible subordinated notes due 2000, to appoint a director. Other than as set forth above, there are no arrangements or understandings between the Company and any person pursuant to which such person has been elected or nominated as a director, and no director or nominee for director is related to any other director, nominee for director or executive officer of the Company by blood, marriage or adoption.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

                                   Principal Occupation            Director
  Name                     Age    And Other Directorships            Since

C. Scott Bartlett, Jr.     65                                          1998

     Mr. Bartlett was Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee at National Westminster Bank USA from 1984 to 1990, where he managed all of the credit functions of the bank and was responsible for an approximately $11 billion portfolio. Mr. Bartlett served in various other capacities with National Westminster from 1973 to 1984. Mr. Bartlett currently serves as a director of Harvard Industries, Inc. (Chairman of the Audit Committee and member of Compensation Committee); NVR, Inc. (member of the Audit and Nominating Committees); and Janus American Group, Inc. (Audit Committee). Since 1994, Mr. Bartlett has served as a director of various companies and performed limited arbitration and consulting services. From 1992 to 1994, Mr. Bartlett served as Senior Vice President and Chief Credit Officer of MTB Bank.


David W. Campbell          52                                         1995

     Chairman of the Board since June 1998, Interim CEO from June 1998 to January 1999. Formerly President and Chief Operating Officer and Director of Southern Financial Bancorp, Inc., and Southern Financial Bank in Warrenton, Virginia from April 1996 to June 1997; formerly President and Chief Executive Officer of Ameribanc Savings Bank ("ASB") in Annandale, Virginia (June 1990 through March 1995); 1995 prior to that, Executive Vice President and Chief Operating Officer of ASB (1984 through June 1990); also, a director of ASB (1988 through March 1995); served as a Trustee of the Ameribanc Investors Group, a savings and loan holding company headquartered in Annandale, Virginia, from 1992 to March 1995.




Charles G. Johnson         53                                        1999


     President and CEO of the Company since January 1999. Mr. Johnson is First Vice President of the Commercial Finance Association, the national trade association of the factoring and asset based lending industry, and will become its President in the year 2000. From February 1997 to November 1998, Mr. Johnson was Executive Vice President and Division Manager for Heller Commercial Funding in Chicago, Illinois. From 1993 to February 1997, Mr. Johnson was Senior Vice President and Region Manager for Heller Business Credit. Mr. Johnson was Vice President and Regional Manager of Whirlpool Financial Corporation from 1989 to 1993. Mr. Johnson was President and CEO of First Union Commercial Corporation from 1983 to 1987 and Vice President and Senior Credit Officer of that organization during 1982 and 1983.

Steven W. Lefkowitz         43                                        1998

     Founder and President Wade Capital Corporation, a privately held investment firm in New York City, since 1990. From 1988 to 1990, he served as Vice President of Corporate Finance for Drexel Burnham Lambert, Inc., where he had been employed since 1985. Mr. Lefkowitz serves on the Board of Franklin Credit Management Corporation (NASDAQ: "FCSC"), as well as several private companies.



Edward A. McNally           55                                       1996


     Managing Director, Windham Partners, LLC (commencing August 1996), and President, McNally and Co. (commencing August 1995). The principal business of each company is management consulting for the financial services industry, and each company is headquartered in Ridgefield, Connecticut. Since 1991, Mr. McNally has served as a management consultant specializing in financial services companies. Prior to 1991, he was Senior Vice President, National Westminster Bank USA, specializing in loans to equipment leasing, commercial finance, media, and textile and apparel companies.




William H. Savage           66                                       1995

     Chairman of Island Preservation Partnership, developer of a 1,200 acre private, oceanfront retreat near Charleston, S.C.; President and Director of Richards United Corporation, a real estate investment company based in Alexandria, Virginia, and Chairman of 1995 Arbec Orchids Dominicana, S.A., Santo Domingo, D.R., which propagates and cultivates orchid plants for the U.S. market. From 1994 to 1995, Mr. Savage was a Director of Jefferson Federal Savings Bank in Warrenton, Virginia. Prior to 1990, Mr. Savage was the Chief Executive Officer and Trustee of Ameribanc Investors Group, headquartered in Annandale, Virginia.



Lindsay B. Trittipoe         41                                      1997



     Since January 1998, President of Commonwealth Acceptance, Inc., a recently formed company in Richmond, Virginia specializing in commercial finance transactions. Prior to forming Commonwealth, Mr. Trittipoe was Vice President, Capital Markets of Wheat First Securities (now Wheat First Union), a Richmond, Virginia based investment bank and brokerage firm, from September 1995 to October 1997. Mr. Trittipoe was Vice President of Craigie Incorporated, a Richmond, Virginia based investment bank and bond trading firm, from 1989 to September 1995. Mr. Trittipoe also served as a director of TideMark Bancorp, a Virginia savings and loan holding company, from 1989 to the sale of the company in 1995 to Crestar Bank. He served on TideMark's Executive Committee and as Chairman of its Investment Committee.

Executive Officers Who Are Not Directors

         The following table sets forth certain information with respect to the current executive officers of the Company who are not directors. There are no arrangements or understandings between the Company and any such person pursuant to which such person was elected an executive officer of the Company, and no such officer is related to any director or officer of the Company by blood, marriage or adoption.

                                  Principal Occupation
     Name           Age       During The Past Five Years

 Wade Hotsenpiller  57


     Senior Vice President and Chief Operating Officer since December 1996. Formerly President and Director (June 1985 to July 1996) and Chief Operating Officer (April 1984 to July 1996) of Washington Federal Savings Bank, Herndon, VA.



 C. Fred Jackson     46

     Senior Vice President, Treasurer and Chief Financial Officer, of the Company since August 1998. From October 1996 to June 1997, Senior Vice President and Chief Financial Officer of Jayhawk Acceptance Corp. From 1991 to 1996, employed by The Money Store Inc. most recently as Vice President, Finance. From 1981 to 1991, employed at National Westminister Bank USA.







Meetings and Committees of the Board

         During 1998, there were 11 regular meetings of the Board of Directors and six telephonic meetings. The Board has Audit and Compensation Committees as described below, as well as certain other committees. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors held during the period he served, and 75% of the meetings of any committees upon which he serves.

         The Audit Committee currently consists of Messrs. Bartlett, Lefkowitz and Campbell, ex officio. The committee met four times during 1998. The Audit Committee reviews the internal controls and operations of the Company, recommends independent accountants for appointment by the Board of Directors, and reviews the scope of the work of the independent accountants and their audit reports.

         The Compensation Committee currently consists of Messrs. McNally, Savage and Trittipoe. The Compensation Committee met once in 1998. The committee reviews executive compensation, employment contracts, and other related compensation matters, and makes recommendations to the Board of Directors concerning the selection of employees to receive stock options and the terms of such option grants.

         The Board does not have a nominating committee. The functions of this committee are performed by the Board of Directors. The Board also does not have a separate executive committee.

Compensation of Directors

         Directors who are not officers of the Company receive a fee of $2,000 per board meeting attended in person, plus reimbursement for their expenses associated with attending those meetings. Directors who are not officers of the Company also may receive a fee of $500 per board meeting attended by conference telephone call. Of the six telephonic Board meetings held during 1998, a $500 fee was paid with respect to one of those meetings. Directors do not receive additional fees to serve on any committee or as Chair of any committee. In addition, commencing August 1996 and continuing through December 31, 1997, directors who are not officers of the Company were granted 1,000 stock options per meeting attended at an exercise price equal to the greater of (i) $7.00 per share and (ii) 110% of the fair market value per share of the Company's common stock on the date of grant. The options are exercisable until December 31, 1999. During the period January 1, 1998 to December 31, 1998, directors were granted 1,000 stock options per meeting attended under the same terms described above, with the exception that the options are exercisable through December 31, 2000. All stock option grants made to directors during these periods were made under the Company's Non Qualified Stock Option Plan.

          Directors who are officers of the Company receive no compensation or stock options for serving as directors, but are reimbursed for out-of-pocket expenses related to attending board or committee meetings.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table provides certain summary information concerning compensation paid or accrued by the Company for the years ended December 31, 1998, 1997 and 1996, to or on behalf of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total compensation exceeded $100,000 for the year ended December 31, 1998.





                               Annual Compensation

                                                         Awards-
                                                         Securities    All Other
Name and                  Fiscal  Salary           Other Underlying Compensation
Principal Position         Year     (1)      Bonus  (2)  Options         (3)
-------------------------- ------------------------------------- ---------------

David W. Campbell(4)        1998  $98,700       --   --        --      $1,464
Director/Chairman           1997   22,365       --   --     8,000         --
Interim CEO                 1996   16,500       --   --     3,000         --

Craig Fishman(5)            1998  373,130  $28,100   --        --       4,413
Director, President         1997  207,060   21,000   --        --       3,632
and CEO                     1996  170,330       --   --    30,000       3,219

Peter Matthy(6)             1998  163,269   16,500   --        --       4,306
Executive Vice              1997  146,957   15,000   --        --       3,247
President                   1996  105,435       --   --    20,000         --

Lawrence M. Winkler(7)      1998  163,550   17,685   --        --       4,417
Secretary/Treasury and      1997  163,373   23,572   --        --       3,580
Chief Financial Officer     1996  169,540       --   --    20,000       3,219

Wade Hotsenpiller           1998  138,096   23,750   --        --       3,631
Senior Vice President       1997  122,831   12,500   --        --       2,263
                            1996       --       --   --    15,000         --
---------------------------------

     (1) Includes directors' fees of $8,500, $14,500 and $16,500 paid to Mr. Campbell in 1998, 1997 and 1996, respectively, and a $7,865 consulting fee paid to Mr. Campbell in 1997.

     (2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by the named executive officers. The costs to the Company of providing such benefits during 1998 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.


     (3) Represents contributions made by the Company to its 401(k) plan.

     (4) Interim CEO from June 29, 1998 to January 21, 1999. Stock option grants issued under the Company's Non Qualified Plan, See -"Stock Options".


     (5) Resigned effective July 31, 1998, See -"Severance Agreements".

     (6) Effective April 1, 1999, Mr. Matthy's contract was not renewed and he is no longer an employee of the Company. (7) Effective April 1, 1999, Mr. Winkler's contract was not renewed. See -"Severance Agreements".


Stock Options

         None of the named executive officers received a grant of stock options during the preceding fiscal year ended December 31, 1998.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE



                       Number of
                      Underlying                        Number Of
                      Securities                  Securities Underlying
                     Acquired On                Unexercised Options/SARs At         Value Of Unexercised
                       Exercise    Value              Fiscal Year-End           In-The-Money Options/SARs At
                                  Realized                                             Fiscal Year-End
 Name                                ($)
                                               -------------- ----------------- -------------- ----------------
                                                              Non Exercisable                  Non Exercisable
                                                Exercisable                      Exercisable
---------------------------------------------- -------------- ----------------- -------------- ----------------

David W. Campbell          --        --           11,000             --             $ 0             $ 0
Craig Fishman            3,500     $21,870          --               --              --              --
Wade Hostenpiller          --        --           10,000           5,000              0               0
Peter Matthy               --        --           13,333           6,667              0               0
Lawrence Winkler           --        --           13,333           6,667              0               0
---------------------------------------------- -------------- ----------------- -------------- ----------------


         All options granted and reported in the above tables were made pursuant to the 1990 Qualified Stock Option Plan (or the Company's Non-Qualified Stock Option Plan for the options to Mr. Campbell) and have the following material terms:

         Options may be either (i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or (ii) non-qualified stock options. The per share exercise price of the common stock subject to an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the option is granted) of the common stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of the grant.

         Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant, except that incentive stock options issued to a 10% Stockholder are limited to five year terms.

Employment Agreements


     The Company is currently party to employment agreements with Messrs. Johnson and Jackson. The following sets forth their principal terms.


         Mr. Johnson, the Company's President and CEO, has entered into an employment agreement with the Company dated January 20, 1999. The agreement is for a term of three years from the initial date. However, commencing on January 1, 2001, the term shall be extended one day at the end of every day during its length and the new maturity date of the term shall be increased by that day, unless either party shall notify the other of its intention to stop such extension, in which case the new maturity date shall be one year from the date of such notice. Mr. Johnson's salary was established at $185,000 per annum, subject to periodic increases by the Board of Directors. Mr. Johnson may receive an annual incentive bonus of up to 100% of his annual salary at the sole discretion of the Board. Mr. Johnson received a grant of 60,000 stock options (30,000 with an exercise price equal to $4.00 per share and 30,000 options with an exercise price of $6.50 per share). All of the options have a maturity date of seven years from the date of issuance and are immediately exercisable. Mr. Johnson was provided an automobile allowance of $500 per month, reimbursement of housing expenses up to $15,000, and reimbursement of moving and short-term storage expenses up to $10,000, with the housing and moving expenses to be grossed-up to reflect federal, state and local taxes.

         The agreement contains confidentiality and non-compete provisions, obligates the Company to include Mr. Johnson in any benefit plans generally made available to employees, provides reimbursement of bona fide business and trade association expenses, and provides for certain death and disability benefits. In addition, if Mr. Johnson's employment is terminated by the Company for other than death, disability or cause or by Mr. Johnson for Good Reason (as defined), then Mr. Johnson will receive severance equal to (1) a lump sum payment equal to his base salary for the greater of one year or the remaining term, (2) various fringe benefits, including his automobile allowance, for one year, and (3) bonuses through and including the year of termination, pro-rated as appropriate. "Good Reason" is defined to include certain adverse actions following a business combination or Change of Control. "Change of Control" is defined to include the acquisition of a controlling interest in the Company, including beneficial ownership of 25% or more of the common stock, by any person or entity other than Value Partners.

         The Company is currently a party to an employment agreement with C. Fred Jackson, the Company's Senior Vice President. The agreement dated September 1, 1998 provides Mr. Jackson with a base salary of $175,000, and has a term of one year that is extended one day at the end of every day during the term, unless either party shall notify the other of its intention to stop such extensions, in which case the closing date of the term shall be one year from the date of such notice. Pursuant to the agreement, Mr. Jackson received a grant of 30,000 incentive stock options with an exercise price of $5.00 per share. Said options will expire upon the earlier of ten years from the date of issuance or termination of employment. The agreement contains confidentiality and non-compete provisions, obligates the Company to provide Mr. Jackson with an automobile allowance of $500 per month, requires the Company to include Mr. Jackson in any benefit plans generally made available to employees, and provides for certain death and disability benefits. In addition, if Mr. Jackson's employment is terminated either by the Company for other than death, disability or cause or following certain adverse actions subsequent to a business combination or Change of Control, then Mr. Jackson will receive severance equal to (1) a lump sum payment equal to his base salary for one year, and (2) various fringe benefits, including his bonuses and automobile allowance, for one year. The definition of Change in Control in Mr. Jackson's agreement is similar to the definition in Mr. Johnson's agreement.


Severance Agreements

         Craig Fishman, who was formerly the President and Chief Executive Officer of the Company, had an employment agreement with a term expiring on June 30, 1999. The employment agreement provided that if Mr. Fishman's employment was terminated for other than cause, the Company would pay him an amount equal to the lesser of (1) one year's compensation or (2) the compensation due for the then remaining term of the agreement (but in no event less than six months' compensation), plus benefits (except in the event of death) for such period.

         In July 1998, the Company and Mr. Fishman agreed that (1) Mr. Fishman's employment would be terminated without cause effective July 31, 1998, (2) the Company would pay Mr. Fishman $100,833 on each of July 31, 1998 and September 30, 1998, (3) the Company would provide various fringe benefits required by the employment agreement, including health insurance for the remaining 11 months for Mr. Fishman and his spouse, (4) Mr. Fishman would receive the Company car driven by him at no cost to him, (5) the Company would pay $5,000 to Mr. Fishman for out-placement services, and (6) each party would release the other from any and all damages, actions or liabilities of any kind, other than breaches of future obligations. The non-compete and confidentiality provisions in Mr.
Fishman's employment agreement remained in force.

         Lawrence W. Winkler, formerly the Senior Vice President, Secretary and Treasurer of the Company, had a contract with the Company that expired on March 31, 1999. Effective April 1, 1999, the Company and Mr. Winkler agreed that (1) Mr. Winkler's employment would be terminated without cause effective immediately, (2) the Company would pay Mr. Winkler a severance amount of $115,706 upon execution of a Separation and Release Agreement, and (3) the Company and Mr. Winkler agreed he would be retained as a consultant for the Company for up to six weeks beginning April l, 1999, with compensation paid at an hourly rate based on his previous compensation level.

                              CERTAIN TRANSACTIONS

         The Company was a party to an employment arrangement with Leon Fishman, a former director, President and Chief Executive Officer of the Company, under which Mr. Fishman was to work Monday through Friday for 13 weeks during the six months ending June 30, 1998. His base salary was $75,000, and the Company was obligated to reimburse Mr. Fishman for travel and living expenses incurred by him in performing Company business. In addition to his salary, Mr. Fishman was entitled to incentive based compensation equal to 2% of the Company's consolidated total revenue for the first six months of 1998 (excluding certain subsidiaries) in excess of $5,903,000. During 1998, 1997 and 1996, the Company paid Mr. Fishman $118,558, $228,713 and $295,009, respectively. The agreement also obligated the Company to provide Mr. Fishman with the use of an automobile and required the Company to include Mr. Fishman in any benefit plans generally made available to employees. The arrangement was terminated effective June 30, 1998.

         Certain members of the immediate families of Eugene Haskin (former Chairman of the Board) and Leon Fishman, directly or through trusts, have in the past provided financing to a subsidiary of the Company through unsecured loans with interest payable monthly at an annual interest rate of .25% over the prime rate, the same rate paid by the Company to its unaffiliated bank lender. Total indebtedness to members of Mr. Haskin's and Mr. Fishman's immediate families was $0 at December 31, 1998 and $53,217 as of December 31, 1997. During 1998 and 1997, the Company paid aggregate interest on these loans of $2,058 and $5,326, respectively.

         Rental payments of $13,173 were received by the Company in 1998, and $24,000 in each of 1997 and 1996, respectively, from Leon Fishman, for the personal use of a condominium owned by a subsidiary of the Company. Mr. Fishman ceased renting the apartment on June 30, 1998.

         In 1998, the Shareholders/Directors Committee, which was composed of Value Partners, Ltd. (a major shareholder) and Messrs. Bartlett, Campbell, McNally, Savage and Trittipoe, current directors of the Company, proposed the election of a slate of directors in opposition to the nominees proposed by management. In its proxy statement, the Shareholders/Directors Committee advised shareholders that, if successful in the election, it would seek reimbursement for its expenses. The Company paid directly or reimbursed Value Partners, Ltd. for expenses incurred by the Committee a total of $397,318 in 1998.

         In September 1998, Value Partners purchased $2,896,000 of Notes for cash from the Company in order to fund the Company's repurchase of a similar amount of subordinated convertible notes due September 30, 2000 ("Old Notes"). The new Notes have a higher interest rate (10% fixed), a lower conversion rate into the common stock ($6.50 per share versus $7.50 per share under the Old Notes), a maturity date of September 30, 2003, and more restrictive financial covenants. The Company made an exchange offer of new Notes to all holders of Old Notes who were accredited investors and who did not have their Old Notes repurchased by the Company, and $1,701,000 of Old Notes (including $1,301,000 held by Value Partners) were exchanged for new Notes. As the holder of over 50% of the new Notes, Value Partners has the right to name, at any time and from time to time so long as the Notes are outstanding, (a) one of the directors of the Company so long as the Board shall have eight or fewer members, including the director named by Value Partners, and (b) two directors of the Company if the Board exceeds eight members, including the first director named by Value Partners. To date, Value Partners has not exercised this right.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act")requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with during 1998, except that Mr. Jackson filed his initial form late.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche LLP served as the independent auditors for the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has served in this capacity for the Company since 1988. The Company has not yet appointed independent auditors for the year ending December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                              SHAREHOLDER PROPOSALS


         Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of shareholders of the Company, which is scheduled to be held in May 2000, must be received at the principal executive offices of the Company, 2700 S. Quincy Street, Arlington, Virginia 22206, Attention: Corporate Secretary, no later than December 17, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.


                                 ANNUAL REPORTS

         A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 accompanies this Proxy Statement. The Form 10-KSB includes a list of the exhibits that have been filed with the Securities and Exchange Commission under the 1934 Act.
The Form 10-KSB is not part of the proxy solicitation materials.


                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of shareholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.



               PLEASE PROMPTLY SIGN, DATE AND RETURN YOUR PROXY IN

                       THE ENCLOSED POSTAGE PAID ENVELOPE.

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